THIS AGREEMENT is made the 28th day of August, Two thousand and Eight

BETWEEN

(1) **Wong Ka Ming,** holder of Hong Kong Identity Card No.E434534(0) of Flat F, 20/F, One Park Towers, 1 King's Road, Hong Kong (hereinafter called "**Party A**");

(2) **Hung Kwok Wing,** holder of Hong Kong Identity No.G083520(9) of Flat A, 16/F, Nam Hoi Mansion, 2 Tai Wing Ave, Quarry Bay, Hong Kong (hereinafter called "**Party B**");

(3) **Worldwide Gateway Co., Ltd.,** BVI company No.409956(BVI) whose registered office address is P.O. Box 438, Tropic Isle Building, Road Town, Tortola, B.V.I. (hereinafter called "**Party C**");

(**Party A, Party B** and **Party C** are collectively referred to as "**the Vendor**")

AND

(4) **Dragon Jade International Ltd.,** a company incorporated in B.V.I. whose registered office is situated at Palm Grove House, P.O. Box 438, Road Town, Tortola, B.V.I. (hereinafter called "**the Purchaser**").

WHEREAS:-

The Vendor and the Purchaser has entered into an agreement dated 25th August, 2008 for the Purchaser to purchase from the Vendor the total issued shares in KASH Strategic Ltd. for a consideration of HK$3.00.

In supplement to the agreement of 25th August, 2008, the Vendor and the Purchaser HEREBY AGREED as follows:-

1. The Purchaser shall issue to Party A 10,500,000 shares of common stock in Dragon Jade International Ltd. for a consideration of US DOLLARS ONE ONLY (US$ 1.00).

2. The Purchaser shall issue to Party B 10,500,000 shares of common stock in Dragon Jade International Ltd. for a consideration of US DOLLARS ONE ONLY (US$ 1.00).

3. The Purchaser shall issue to Party C 9,000,000 shares of common stock in Dragon Jade International Ltd. for a consideration of US DOLLARS ONE ONLY (US$1.00).

AS WITNESS the parties hereto have duly executed this Agreement the day and year first above written.

SIGNED by)
)
For and on behalf of the Vendor)
In the presence of :-)

SIGNED by)
)
For and on behalf of the Purchaser)
In the presence of :-)